Exhibit 99.1

Innovative Eyewear, Inc. Announces Multi-Year, Global Licensing Agreement With
Authentic Brands Group for Reebok® Smart Eyewear

Miami, FL. June 20, 2023 (GLOBE NEWSWIRE) — Innovative Eyewear, Inc. (“Innovative Eyewear” or the “Company”) (NASDAQ: LUCY; LUCYW), the developer and retailer of smart eyewear under the Lucyd®, Nautica® and Eddie Bauer® brands, is pleased to announce that through an agreement with Authentic Brands Group (Authentic), a global brand development, marketing and entertainment platform, it has licensed the irreverent sports culture brand, Reebok® for smart eyewear.

Reebok® has inspired, connected and created great products for athletes and consumers across the world for generations. The brand is deeply rooted in professional sports, sneaker culture and performance apparel and will continue to deliver on its mission of providing every consumer with the opportunity, products and motivation to achieve and exceed their potential.

“We are pleased to partner with Lucyd to pioneer Reebok’s smart eyewear offering,” said Steve Robaire, EVP – Reebok International at Authentic. “Reebok is known for delivering innovation across all of its product categories. Through Lucyd’s Bluetooth® technology, we reinforce the brand’s standards in this emerging category.”

“Few names are as renowned as Reebok in the athletic marketplace,” says Harrison Gross, CEO of Innovative Eyewear, Inc. “Our forthcoming Reebok smart eyewear collection, powered by Lucyd®, will continue Reebok’s legacy of bold and beautiful craftsmanship coupled with innovation and will align perfectly with today’s active lifestyles. We believe sport enthusiasts are seeking designer eyewear that both protects their vision and allows them to remain connected to their digital lives in an open-ear, handsfree format. There are four major segments of the eyewear market: ready-to-wear sunglasses, prescription eyeglasses, safety glasses and sport glasses and our company aims to upgrade all of these categories with our cutting-edge smart features. Our partnership with Authentic for Reebok represents a significant step towards revolutionizing the sport eyewear segment with the convenient access to info and audio content and freedom from reliance on phone screens made possible by our Bluetooth frame technologies.”

The initial Reebok smart eyewear collection is expected to launch early in 2024 with styles for men and women.

About Authentic Brands Group

Authentic Brands Group (Authentic) is a global brand development, marketing and entertainment platform, which owns a portfolio of more than 40 iconic and world-renowned Lifestyle, Entertainment and Media brands. Headquartered in New York City, with offices around the world, Authentic connects strong brands with best-in-class partners and a global network of operators, distributors and retailers to build long-term value in the marketplace. Its brands generate more than $25 billion in global annual retail sales and have an expansive retail footprint in 150 countries, including 10,800-plus freestanding stores and shop-in-shops and 380,000 points of sale.

Authentic is committed to transforming brands by delivering powerful storytelling, compelling content, innovative business models and immersive experiences. It creates and activates original marketing strategies to drive the success of its brands across all consumer touchpoints, platforms and emerging media. Authentic’s brand portfolio includes Marilyn Monroe®, Elvis Presley®, Muhammad Ali®, Shaquille O’Neal®, David Beckham®, Dr. J®, Greg Norman®, Neil Lane®, Thalia®, Sports Illustrated®, Reebok®, Brooks Brothers®, Barneys New York®, Judith Leiber®, Ted Baker®, Hunter®, Vince®, Hervé Léger®, Hickey Freeman®, Frye®, Nautica®, Juicy Couture®, Vince Camuto®, Lucky Brand®, Aéropostale®, Forever 21®, Nine West®, Eddie Bauer®, Spyder®, Volcom®, Shark®, Tretorn®, Prince®, Airwalk®, Izod®, Jones New York®, Van Heusen®, Hart Schaffner Marx®, Arrow® and Thomasville®.

For more information, visit authentic.com.

Follow Authentic on LinkedIn, Instagram and Twitter.

About Reebok

Reebok is an iconic and irreverent sports culture brand with a rich and storied fitness heritage dating back to 1895. Founded on athletic footwear that changed the direction of sport, Reebok continues to introduce innovations that propel the industry forward. Today, Reebok sits at the intersection of active, lifestyle and sport, offering high quality and modern styles that are adaptable for every occasion. The brand strives to deliver every athlete, from professionals to enthusiasts, with the opportunity, products and inspiration to reach their full potential. Reebok currently operates in 80 countries with approximately 400 freestanding stores around the world.

For more information, visit Reebok.com or, for the latest news at News.Reebok.com. Discover Reebok on Instagram, Twitter and Youtube.

About Innovative Eyewear, Inc.

Innovative Eyewear is a developer and retailer of cutting-edge smart eyewear, under the Lucyd®, Nautica® & Eddie Bauer® brands. True to our mission to Upgrade Your Eyewear®, our Bluetooth audio glasses allow users to stay safely and ergonomically connected to their digital lives, and are offered in hundreds of frame and lens combinations to meet the needs of the optical market. To learn more and explore our continuously evolving collection of smart eyewear, please visit www.lucyd.co.

Forward Looking Statements

This press release contains certain forward-looking statements, including those relating to the anticipated timing of launch of the initial Reebok smart eyewear collection and other statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the expected launch date for the new Reebok smart eyewear connection. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 24, 2023, under the caption “Risk Factors.”

Investor Relations Contact:

Scott Powell

Skyline Corporate Communications Group, LLC

Office: +1 (646) 893-5835

Email: scott@skylineccg.com

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